Exhibit 10.39

Strategic Cooperation Agreement

The strategic cooperation agreement (“the Agreement”) is concluded and signed on the date of December 27, 2013 in Chaoyang District, Beijing.

Party A: Kingsoft Internet Software Holdings Limited

Address: 3rd Floor, Queensgate House, 113 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands

Telephone: 010-62927779

Contact Person: FU Sheng

Party B: Shenzhen Tencent Computer Systems Company Limited

Address: Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen

Telephone: 010-62671188

Contact Person: ZHAO Qing

Through friendly consultations, Party A and Party B reach the Agreement as follows:

Chapter I Purpose

1.	The basis of the commercial cooperation strategic partnership between both Parties is to build mutual trust, convention and tacit understanding in cooperation. Improved efficiency and joint development are the objective and fundamental interests of the cooperation between both Parties.

2.	The basic principles of the Agreement are resources, win-win, reciprocity and mutual benefit, mutual promotion, joint development, confidentiality and protection of the cooperation market.

3.	The Parties shall give full play to their advantages, make their respective advantages complementary to each other, enhance competitiveness, and jointly develop the market; meanwhile, both Parties will deepen their comprehensive and deep cooperation hereunder through themselves as well as their respective affiliates established within the People’s Republic of China (any reference to Party A and Party B shall be construed accordingly). In the Agreement, Party A’s “affiliates” refer to any other entity directly or indirectly controlled by Party A. Party B’s “affiliates” refer to any other entity directly or indirectly controlling Party B, controlled by Party B or under common control with Party B as well as associate of the aforesaid entity (if applicable). “Control” refers to direct or indirect power to direct or procure the direction of the management and policies of a party, whether by holding shares with voting rights or by means of contract or otherwise, including: (x) holding, directly or indirectly, 50% or more than 50% of the shares of that party; (y) having, directly or indirectly, 50% or more than 50% of the voting rights of that party; or (z) having, directly or indirectly, the right to appoint majority of members to the board of directors or similar management organizations of the holding company of that party. The definition of “associate(s)” is the same as that in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

4.	The Agreement is a framework agreement, which shall serve as a guidance document for the long-term cooperation between both Parties as well as the basis for both Parties to conclude and sign relevant supplementary agreements and other agreements.

Chapter II Scope of Cooperation

1.	Party A and Party B decide to establish strategic partnership specific to joint research, joint development and exploration of operation models and cooperation models in the fields of internet and mobile internet etc. The cooperation content includes but not limited to: Party A promotes in multiple forms Party B’s various products or the products authorized to Party B though PC terminal products or platforms owned by or authorized to Party A; and Party A promotes in multiple forms Party B’s various products or the products authorized to Party B though mobile terminal products or platforms owned by or authorized to Party A.

2.	During the period from Jan 1st, 2014 to Dec. 31st, 2014, it is estimated by Party A that Party B may bring contracts and orders to Party A with the total income not exceeding RMB 22 Million Yuan; during the period from Jan. 1st, 2015 to Dec. 31st, 2015, it is estimated by Party A that Party B may bring contracts and orders to Party A with the total income not exceeding RMB 33 Million Yuan; any transaction from such contract or order shall be completed by actual signature and performance of both Parties or their affiliates. In addition, any such transaction shall be determined at the fair market price.

3.	All transactions between Party A and Party B shall follow the following pricing principles: the industry pricing rules in fair market at the time of transaction, or cost price plus reasonable profit or by reference to the price of third parties.

4.	When Party B makes payment to Party A, the payment method shall refer to the business of the same kind in market at the time of transaction.

Chapter III Confidentiality

1.	Trade Secrets: any technical information and operation information of either Party, whether in public or not, including without limitation product planning, marketing plans, incentive policies, customer data, financial information etc., as well as non-patented technologies, designs, procedures, technical data, production methods and information sources etc. shall all constitute trade secrets in such respect.

2.	Confidentiality: either Party shall assume confidentiality obligations with respect to any trade secret of the other Party known by it under the Agreement; unless otherwise stipulated by the laws and regulations or required by the stock exchanges where Party A, Party B or their respective affiliates are listing, neither Party may disclose such trade secrets to any third party without written consent of the other Party. Either Party who violates this Clause shall compensate for all direct and indirect losses incurred by the other Party in full.

3.	After termination of the Agreement, both Parties shall still assume the confidentiality obligations hereunder.

Chapter IV Effectiveness, Termination of the Agreement and Miscellaneous

1. Any dispute arising from the Agreement shall be settled through friendly consultations by both Parties. If no settlement can be reached through consultations, both Parties agree to submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its rules of arbitration. The arbitral award is legally binding upon both Parties. The signature, performance and interpretation of the Agreement shall be governed by the laws of the People’s Republic of China.

2. The Agreement is executed in quadruplicate, with each Party holding 2 copies. The valid term of the Agreement shall be from Jan. 1st, 2014 to Dec. 31st, 2015. However, whether the Agreement will become effective shall be subject to the approval of the board of directors and the shareholders’ meeting (if required) of Kingsoft Corporation Limited, one shareholder of Party A. The Agreement shall automatically terminate upon its expiry.

Party A : Kingsoft Internet Software Holdings Limited	Party B: Shenzhen Tencent Computer Systems Company Limited

Signature of the Authorized Representative:	Signature of the Authorized Representative:

/s/ Sheng FU	/s/

Date:	Date: